UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2010
UNISOURCE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Arizona	1-13739	86-0786732

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Church Avenue, Suite 100 Tucson, AZ	85701

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (520) 571-4000

(Former name or former address, if changed since last report.)
TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Arizona	1-5924	86-0062700

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Church Avenue, Suite 100 Tucson, AZ	85701

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (520) 571-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, Tucson Electric Power Company (TEP) leases Sundt Unit 4 under a lease with Wilmington Trust Company (acting as lessor and owner trustee under a trust agreement on behalf of an owner participant). The primary term of the lease expires January 15, 2011.

On January 13, 2010, TEP entered into an agreement with the owner participant for Sundt Unit 4 to acquire all of the owner participant’s beneficial interest under the trust agreement. The purchase price is approximately $52 million, subject to increase by 0.75% of the purchase price per month in the event that the purchase occurs subsequent to March 31, 2010. As a result of entering the agreement to purchase the owner participant interest, TEP will recognize an increase in the capital lease obligation relating to Sundt Unit 4 in the amount of the purchase price. The transaction is subject to customary closing conditions, including the receipt of authorization from the Federal Energy Regulatory Commission. Following the acquisition of the owner participant interest, TEP expects to redeem the remaining lease debt in the principal amount of approximately $5.3 million, terminate the lease and cause the owner trustee to transfer ownership of Sundt Unit 4 to TEP.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 15, 2010

UNISOURCE ENERGY CORPORATION
(Registrant)

/s/   Kevin P. Larson

Senior Vice President and Chief
Financial Officer

Date: January 15, 2010

TUCSON ELECTRIC POWER COMPANY
(Registrant)

/s/   Kevin P. Larson

Senior Vice President and Chief
Financial Officer